Exhibit 99.1

Bulldog Technologies Announces Armand Fortin to Join Advisory Board

Mr. Fortin’s Experience Critical in the Development of Bulldog’s Sales and Marketing Strategy to Meet U.S. Government Homeland Security Initiatives

RICHMOND, British Columbia, March 29, 2005 — Bulldog Technologies Inc. (OTC BB: BLLD), a leading provider of wireless sensor networks focused on cargo security, today announced that it will be engaging Armand Fortin to assist efforts in developing marketing and sales strategies to access large enterprise accounts and assist Bulldog’s efforts to penetrate the Federal Agencies responsible for homeland security initiatives. Mr. Fortin’s experience in marketing and selling complex military defense systems to governmental agencies was critical to Honeywell and Westinghouse Corporations’ success in the late 80‘s and early 90‘s.

During his tenure at Honeywell and Westinghouse, Mr. Fortin gained a significant portion of his twenty-five years experience in international and domestic marketing and sales management. His expertise in promoting high value advanced state-of-the-art defense systems and electronic products and services will provide Bulldog a level of contacts and experience needed for rapid success. He has a successful record in developing strategic alliances with international business partners and the formation of distributor and representative networks including offset initiatives and contract negotiations. After retiring as Vice President, International Marketing, with Westinghouse Electro-Optical Systems, Al has developed his consultancy business with high profile multinational companies, including Enterprise Florida, International Trade and Economic Development, ACH Corporation of America and PIETZSCH of Germany. He is a former Northeastern University Instructor with 16 years experience teaching effective negotiation skills and business procurement courses and has provided numerous Negotiation Skills seminars for companies nationwide.

“Mr. Fortin brings a level of contacts that can immediately give us access to the most important decision makers in government and in large enterprise corporations, “said Richard Booth, Bulldog’s Vice President of Sales and Marketing. “We will use Mr. Fortin’s knowledge and experience to assist us in implementing our sales and marketing strategies.”

“Al Fortin has 20 years of marketing and sales of success, domestically and internationally. Al brings us a level of contacts we need to bring immediate revenue opportunities to Bulldog,” said John Cockburn, CEO and President of Bulldog Technologies.

About Bulldog Technologies

Bulldog Technologies, Inc., a leading provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSSTM (Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog’s solutions allow dispatchers, security personnel, law enforcement professionals, emergency response teams and cargo transport drivers to monitor and track valuable cargo during the transport, storage and delivery supply chain process. Bulldog’s proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, our technology can prevent the illegal entry of port storage cargo containers, theft of mobile or in-transit shipping containers as well as covertly tracking high value cargo.

For further information, visit Bulldog Technologies Inc. on the Web at http://www.bulldog-tech.com

Contact:

Bulldog Technologies Inc. Press Contact:	Aurelius Consulting Group Investor Contact:
Jan Roscovich PR Director (604) 271-8656 jroscovich@bulldog-tech.com	Jeff Wadley (888) 451-5721 (407) 644-4256 jeff@aurcg.com